                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 3)


                         Cablevision Systems Corporation
                      -------------------------------------
                                (Name of Issuer)


       Cablevision NY Group Class A Common Stock, par value $.01 per share
       Rainbow Media Group Class A Common Stock, par value $.01 per share
               --------------------------------------------------
                         (Title of Class of Securities)

             Cablevision NY Group Class A Common Stock: 12686C-10-9
              Rainbow Media Group Class A Common Stock: 12686C-844
           -----------------------------------------------------------
                                 (CUSIP Number)

                                 March 30, 2001
                         -------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.         NAME OF REPORTING PERSON                                                                       Dolan Family LLC

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)                                          11-3519521

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [ ]
                                                                                                                   (b) [ ]

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION                                                                   Delaware

                          5.      SOLE VOTING POWER
                                  Cablevision NY Group Class A Common Stock                                              0
                                  Rainbow Media Group Class A Common Stock                                               0

      NUMBER OF           6.      SHARED VOTING POWER
        SHARES                    Cablevision NY Group Class A Common Stock                                              0
     BENEFICIALLY                 Rainbow Media Group Class A Common Stock                                               0
       OWNED BY
         EACH             7.      SOLE DISPOSITIVE POWER
      REPORTING                   Cablevision NY Group Class A Common Stock                                              0
        PERSON                    Rainbow Media Group Class A Common Stock                                               0
         WITH
                          8.      SHARED DISPOSITIVE POWER
                                  Cablevision NY Group Class A Common Stock                                      5,000,000*
                                  Rainbow Media Group Class A Common Stock                                       2,500,000**

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Cablevision NY Group Class A Common Stock                                                             5,000,000*
           Rainbow Media Group Class A Common Stock                                                              2,500,000**

10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           Cablevision NY Group Class A Common Stock                                                                  [X]***
           Rainbow Media Group Class A Common Stock                                                                   [X]***

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Cablevision NY Group Class A Common Stock                                                                  3.8%
           Rainbow Media Group Class A Common Stock                                                                   3.8%

12.        TYPE OF REPORTING PERSON                                                                                     OO

*   Includes shares of Cablevision NY Group Class B Common Stock. See Exhibit A.

**  Includes shares of Rainbow Media Group Class B Common Stock. See Exhibit A.

*** Dolan Family LLC disclaims beneficial ownership of 6,604,110 shares of Cablevision NY Group Class A Common Stock (including shares of Cablevision NY Group Class B Common Stock convertible share for share into Cablevision NY
Group Class A Common Stock) and 3,302,055 shares of Rainbow Media Group Class A Common Stock (including shares of Rainbow Media Group Class B Common
Stock convertible share for share into Rainbow Media Group Class A Common Stock) owned by other Reporting Persons as to which the Dolan Family LLC has no voting or dispositive power.

1.         NAME OF REPORTING PERSON                                                  Edward C. Atwood, individually and as
                                                                                     Manager of Dolan Family LLC

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)                                      Not Applicable

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [ ]
                                                                                                                   (b) [ ]

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION                                                                     U.S.A.

                          5.      SOLE VOTING POWER
                                  Cablevision NY Group Class A Common Stock                                         14,666
                                  Rainbow Media Group Class A Common Stock                                           7,333

      NUMBER OF           6.      SHARED VOTING POWER
        SHARES                    Cablevision NY Group Class A Common Stock                                        523,824*
     BENEFICIALLY                 Rainbow Media Group Class A Common Stock                                         261,912**
       OWNED BY
         EACH             7.      SOLE DISPOSITIVE POWER
      REPORTING                   Cablevision NY Group Class A Common Stock                                         14,666
        PERSON                    Rainbow Media Group Class A Common Stock                                           7,333
         WITH
                          8.      SHARED DISPOSITIVE POWER
                                  Cablevision NY Group Class A Common Stock                                        523,824*
                                  Rainbow Media Group Class A Common Stock                                         261,912**

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Cablevision NY Group Class A Common Stock                                                               538,490*
           Rainbow Media Group Class A Common Stock                                                                269,245**

10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           Cablevision NY Group Class A Common Stock                                                                  [X]***
           Rainbow Media Group Class A Common Stock                                                                   [X]***

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Cablevision NY Group Class A Common Stock                                                                  .40%
           Rainbow Media Group Class A Common Stock                                                                   .40%

12.        TYPE OF REPORTING PERSON                                                                                     IN

*   Includes shares of Cablevision NY Group Class B Common Stock. See Exhibit A.

**  Includes shares of Rainbow Media Group Class B Common Stock. See Exhibit A.

*** Edward C. Atwood, individually and as Manager of Dolan Family LLC, disclaims beneficial ownership of 11,065,620 shares of Cablevision NY Group Class A Common Stock (including shares of Cablevision NY Group Class B Common Stock convertible share for share into Cablevision NY Group Class A Common Stock) and 5,532,810 shares of Rainbow Media Group Class A Common Stock (including shares of Rainbow Media Group Class B Common Stock convertible share for share into Rainbow Media Group Class A Common Stock) owned by other Reporting Persons as to which he has no voting or dispositive power.

1.         NAME OF REPORTING PERSON                                    Kathleen M. Dolan, individually and as Trustee for
                                                                       Dolan Descendants Trust, Dolan Progeny Trust,
                                                                       Dolan Grandchildren Trust, Dolan Spouse Trust, DC
                                                                       Kathleen Trust, and as Director of Dolan
                                                                       Children's Foundation

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)                                      Not Applicable

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [ ]
                                                                                                                   (b) [ ]

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION                                                                     U.S.A.

                          5.      SOLE VOTING POWER
                                  Cablevision NY Group Class A Common Stock                                          4,000
                                  Rainbow Media Group Class A Common Stock                                           2,000

      NUMBER OF           6.      SHARED VOTING POWER
        SHARES                    Cablevision NY Group Class A Common Stock                                      7,437,552*
     BENEFICIALLY                 Rainbow Media Group Class A Common Stock                                       3,718,776**
       OWNED BY
         EACH             7.      SOLE DISPOSITIVE POWER
      REPORTING                   Cablevision NY Group Class A Common Stock                                          4,000
        PERSON                    Rainbow Media Group Class A Common Stock                                           2,000
         WITH
                          8.      SHARED DISPOSITIVE POWER
                                  Cablevision NY Group Class A Common Stock                                      7,437,552*
                                  Rainbow Media Group Class A Common Stock                                       3,718,776**

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Cablevision NY Group Class A Common Stock                                                             7,441,552*
           Rainbow Media Group Class A Common Stock                                                              3,720,776**

10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           Cablevision NY Group Class A Common Stock                                                                  [X]***
           Rainbow Media Group Class A Common Stock                                                                   [X]***

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Cablevision NY Group Class A Common Stock                                                                  5.3%
           Rainbow Media Group Class A Common Stock                                                                   5.3%

12.        TYPE OF REPORTING PERSON                                                                                     IN

*   Includes shares of Cablevision NY Group Class B Common Stock. See Exhibit A.

**  Includes shares of Rainbow Media Group Class B Common Stock. See Exhibit A.

*** Kathleen M. Dolan, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 4,162,558 shares of Cablevision NY Group Class A Common Stock (including shares of Cablevision NY Group Class B Common Stock convertible share for share into Cablevision NY
Group Class A Common Stock) and 2,081,279 shares of Rainbow Media Group Class A Common Stock (including shares of Rainbow Media Group Class B Common Stock convertible share for share into Rainbow Media Group Class A Common Stock) owned by other Reporting Persons as to which she has no voting or dispositive power.

1.         NAME OF REPORTING PERSON                                                Marianne Dolan Weber, individually and
                                                                                   as Trustee for Dolan Descendants
                                                                                   Trust, Dolan Progeny Trust, Dolan
                                                                                   Grandchildren Trust, Dolan Spouse
                                                                                   Trust, DC Marianne Trust and as
                                                                                   Director of Dolan Children's Foundation

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)                                      Not Applicable

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [ ]
                                                                                                                   (b) [ ]

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION                                                                     U.S.A.

                          5.      SOLE VOTING POWER
                                  Cablevision NY Group Class A Common Stock                                          4,000
                                  Rainbow Media Group Class A Common Stock                                           2,000

      NUMBER OF           6.      SHARED VOTING POWER
        SHARES                    Cablevision NY Group Class A Common Stock                                      7,402,228*
     BENEFICIALLY                 Rainbow Media Group Class A Common Stock                                       3,701,114**
       OWNED BY
         EACH             7.      SOLE DISPOSITIVE POWER
      REPORTING                   Cablevision NY Group Class A Common Stock                                          4,000
        PERSON                    Rainbow Media Group Class A Common Stock                                           2,000
         WITH
                          8.      SHARED DISPOSITIVE POWER
                                  Cablevision NY Group Class A Common Stock                                      7,402,228*
                                  Rainbow Media Group Class A Common Stock                                       3,701,114**

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Cablevision NY Group Class A Common Stock                                                             7,406,228*
           Rainbow Media Group Class A Common Stock                                                              3,703,114**

10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           Cablevision NY Group Class A Common Stock                                                                  [X]***
           Rainbow Media Group Class A Common Stock                                                                   [X]***

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Cablevision NY Group Class A Common Stock                                                                  5.3%
           Rainbow Media Group Class A Common Stock                                                                   5.3%

12.          TYPE OF REPORTING PERSON                                                                                   IN

*   Includes shares of Cablevision NY Group Class B Common Stock. See Exhibit A.

**  Includes shares of Rainbow Media Group Class B Common Stock. See Exhibit A.

*** Marianne Dolan Weber, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 4,197,882 shares of Cablevision NY Group Class A Common Stock (including shares of Cablevision NY Group Class B Common Stock convertible share for share into Cablevision NY
Group Class A Common Stock) and 2,098,941 shares of Rainbow Media Group Class A Common Stock, (including shares of Rainbow Media Group Class B Common Stock convertible share for share into Rainbow Media Group Class A Common Stock) owned by other Reporting Persons as to which she has no voting or dispositive power.

1.         NAME OF REPORTING PERSON                                              Deborah Dolan-Sweeney, individually and
                                                                                 as Trustee for Dolan Descendants Trust,
                                                                                 Dolan Progeny Trust, Dolan Grandchildren
                                                                                 Trust, Dolan Spouse Trust, DC Deborah
                                                                                 Trust and as Director of Dolan
                                                                                 Children's Foundation

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)                                      Not Applicable

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [ ]
                                                                                                                   (b) [ ]

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION                                                                     U.S.A.

                          5.      SOLE VOTING POWER
                                  Cablevision NY Group Class A Common Stock                                          4,000
                                  Rainbow Media Group Class A Common Stock                                           2,000

      NUMBER OF           6.      SHARED VOTING POWER
        SHARES                    Cablevision NY Group Class A Common Stock                                      7,437,552*
     BENEFICIALLY                 Rainbow Media Group Class A Common Stock                                       3,718,776**
       OWNED BY
         EACH             7.      SOLE DISPOSITIVE POWER
      REPORTING                   Cablevision NY Group Class A Common Stock                                          4,000
        PERSON                    Rainbow Media Group Class A Common Stock                                           2,000
         WITH
                          8.      SHARED DISPOSITIVE POWER
                                  Cablevision NY Group Class A Common Stock                                      7,437,552*
                                  Rainbow Media Group Class A Common Stock                                       3,718,776**

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Cablevision NY Group Class A Common Stock                                                             7,441,552*
           Rainbow Media Group Class A Common Stock                                                              3,720,776**

10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           Cablevision NY Group Class A Common Stock                                                                  [X]***
           Rainbow Media Group Class A Common Stock                                                                   [X]***

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Cablevision NY Group Class A Common Stock                                                                  5.3%
           Rainbow Media Group Class A Common Stock                                                                   5.3%

12.        TYPE OF REPORTING PERSON                                                                                     IN

*   Includes shares of Cablevision NY Group Class B Common Stock. See Exhibit A.

**  Includes shares of Rainbow Media Group Class B Common Stock. See Exhibit A.

*** Deborah Dolan-Sweeney, individually and as Trustee and Director of the trusts and foundation listed above, disclaims beneficial ownership of 4,162,558 shares of Cablevision NY Group Class A Common Stock (including shares of Cablevision NY Group Class B Common Stock convertible share for share into Cablevision NY Group Class A Common Stock) and 2,081,279 shares of Rainbow Media Group Class A Common Stock (including shares of Rainbow Media Group Class B Common Stock convertible share for share into Rainbow Media Group Class A Common Stock) owned by other Reporting Persons as to which she has no voting or dispositive power.


1.         NAME OF REPORTING PERSON                                               Paul J. Dolan, individually and as
                                                                                  Trustee for Dolan Descendants Trust,
                                                                                  Dolan Progeny Trust, Dolan
                                                                                  Grandchildren Trust, Dolan Spouse
                                                                                  Trust, DC James Trust and DC Kathleen
                                                                                  Trust

           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)                                      Not Applicable

2.         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                        (a) [ ]
                                                                                                                   (b) [ ]

3.         SEC USE ONLY

4.         CITIZENSHIP OR PLACE OF ORGANIZATION                                                                     U.S.A.

                          5.      SOLE VOTING POWER
                                  Cablevision NY Group Class A Common Stock                                         14,000
                                  Rainbow Media Group Class A Common Stock                                           7,000

      NUMBER OF           6.      SHARED VOTING POWER
        SHARES                    Cablevision NY Group Class A Common Stock                                      7,479,208*
     BENEFICIALLY                 Rainbow Media Group Class A Common Stock                                       3,739,604**
       OWNED BY
         EACH             7.      SOLE DISPOSITIVE POWER
      REPORTING                   Cablevision NY Group Class A Common Stock                                         14,000
        PERSON                    Rainbow Media Group Class A Common Stock                                           7,000
         WITH
                          8.      SHARED DISPOSITIVE POWER
                                  Cablevision NY Group Class A Common Stock                                      7,479,208*
                                  Rainbow Media Group Class A Common Stock                                       3,739,604**

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Cablevision NY Group Class A Common Stock                                                             7,493,208*
           Rainbow Media Group Class A Common Stock                                                              3,746,604**

10.        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
           Cablevision NY Group Class A Common Stock                                                                  [X]***
           Rainbow Media Group Class A Common Stock                                                                   [X]***

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           Cablevision NY Group Class A Common Stock                                                                  5.3%
           Rainbow Media Group Class A Common Stock                                                                   5.3%

12.        TYPE OF REPORTING PERSON                                                                                     IN

*   Includes shares of Cablevision NY Group Class B Common Stock. See Exhibit A.

**  Includes shares of Rainbow Media Group Class B Common Stock. See Exhibit A.

*** Paul J. Dolan, individually and as Trustee of the trusts listed above, disclaims beneficial ownership of 4,110,902 shares of Cablevision NY Group Class A Common Stock (including shares of Cablevision NY Group Class B Common Stock convertible share for share into Cablevision NY Group Class A Common Stock) and 2,055,451 shares of Rainbow Media

Group Class A Common Stock (including shares of Rainbow Media Group Class B Common Stock convertible share for share into Rainbow Media Group Class A Common Stock) owned by other Reporting Persons as to which he has no voting or dispositive power.

                       CONTINUATION PAGES TO SCHEDULE 13G


ITEM 1(a)         NAME OF ISSUER:

                  Cablevision Systems Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1111 Stewart Avenue
                  Bethpage, New York 11714

ITEM 2(a)         NAME OF PERSON FILING:

                  This Statement is being filed by the persons (the "Reporting Persons") identified in the cover pages hereto.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal place of business for each Reporting Person is:
                  c/o William A. Frewin
                  340 Crossways Park Drive
                  Woodbury, New York  11797

ITEM 2(c)         CITIZENSHIP:

                  Dolan Family LLC is a limited liability company formed in Delaware. Each other Reporting Person is a citizen of the U.S.A.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Cablevision NY Group Class A Common Stock, par value $.01 per share ("Cablevision Class A Common Stock")
                  Rainbow Media Group Class A Common Stock, par value $.01 per share ("Rainbow Media Group Class A Common Stock")

ITEM 2(e)         CUSIP NUMBER:

                  Cablevision Class A Common Stock:                  12686C-10-9
                  Rainbow Media Group Class A Common Stock           12686C-844

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

                  Not Applicable.

ITEM 4.           OWNERSHIP

                  (A)      AMOUNT BENEFICIALLY OWNED

                           The amount of shares beneficially owned by each Reporting Person is set forth in Item 9 of each of the cover pages hereto, each of which is incorporated herein by reference.

                  (B)      PERCENT OF CLASS:

                           The percent of the class beneficially owned by each Reporting Person is set forth in Item 11 of each of the cover pages hereto, each of which is incorporated herein by reference.

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                           (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                           (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                           (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                           The number of shares as to which each Reporting Person has sole or shared voting power and sole or shared dispositive power is set forth in Items 5 through 8 of each of the cover pages hereto, each of which is incorporated herein by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  See Exhibit A hereto.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  See Exhibit B hereto.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Date:  April 6, 2001

                                    Dolan Family LLC

                                    By:  Edward C. Atwood,
                                         as Manager

                                    By:                   *
                                           -------------------------------------

                                    Edward C. Atwood, individually

                                    By:                   *
                                           -------------------------------------

                                    Kathleen M. Dolan,
                                    individually and as Trustee for Dolan
                                    Descendants Trust, Dolan Progeny Trust,
                                    Dolan Grandchildren Trust, Dolan Spouse
                                    Trust, DC Kathleen Trust, and as Director of
                                    Dolan Children's Foundation

                                    By:                   *
                                           -------------------------------------

                                    Marianne Dolan Weber
                                    individually and as Trustee for Dolan
                                    Descendants Trust, Dolan Progeny Trust,
                                    Dolan Grandchildren Trust, Dolan Spouse
                                    Trust, DC Marianne Trust, and as Director of
                                    Dolan Children's Foundation

                                    By:                   *
                                           -------------------------------------

                                    Deborah Dolan Sweeney
                                    individually and as Trustee for Dolan
                                    Descendants Trust, Dolan Progeny Trust,
                                    Dolan Grandchildren Trust, Dolan Spouse
                                    Trust, DC Deborah Trust, and as Director of
                                    Dolan Children's Foundation

                                    By:                   *
                                           -------------------------------------

                                    Paul J. Dolan, individually and
                                    as Trustee for Dolan Descendants
                                    Trust, Dolan Progeny Trust, Dolan
                                    Grandchildren Trust, Dolan Spouse Trust, DC
                                    James Trust, and DC Kathleen Trust

                                    By:                   *
                                           -------------------------------------



* By:    /s/ William A. Frewin, Jr.
         --------------------------
             William A. Frewin, Jr.
             Attorney-in-Fact